Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Aetna Inc.:

We consent to the use of our reports dated February 24, 2012, with respect to the consolidated balance sheets of Aetna Inc. and subsidiaries as of December 31, 2011 and 2010, and the related consolidated statements of income, shareholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2011, the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2011, incorporated herein by reference and to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the prospectus.

/s/ KPMG LLP

Hartford, Connecticut

September 21, 2012